NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT
SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Equity Fund
Neuberger Berman Global Thematic Opportunities Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Select Equities Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund
Neuberger Berman Value Fund

Date: December 15, 2012

NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT
SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Institutional Class Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Institutional Class of each Series;

(2)
For the services provided to the Institutional Class of a Series and its shareholders (including amounts paid to third parties), 0.09% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(3)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those  Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date:  May 4, 2009